Exhibit 99.2

Mobile Mini, Inc.

Management’s Discussion and Analysis

June 30, 2020

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the accompanying notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC. This discussion contains forward-looking statements. Forward-looking statements are based on current expectations and assumptions that involve risks and uncertainties. Our actual results may differ materially from those anticipated in our forward-looking statements. The tables and information in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section were derived from exact numbers and may have immaterial rounding differences.

Overview

Executive Summary

We believe we are the world’s leading provider of portable storage solutions, maintaining a strong leadership position in virtually all markets served. Our mission is to be the leader in portable storage solutions to customers throughout North America and the U.K. and tank and pump solutions in the U.S. We are committed to providing our customers with superior service and access to a high-quality and diverse fleet. In managing our business, we focus on renting rather than selling our units, with rental revenues representing approximately 94% of our total revenues for the six months ended June 30, 2020. We believe this strategy is highly attractive and provides predictable, recurring revenue. Additionally, our assets have long useful lives and relatively low maintenance costs. We also sell new and used units and provide delivery, and other ancillary products and value-added services.

We operate our portable storage business in North America as “Mobile Mini Storage Solutions” and our tank and pump business as “Mobile Mini Tank + Pump Solutions”. As of June 30, 2020, our network of locations included 117 Storage Solutions locations, 20 Tank & Pump Solutions locations and 18 combined locations. Our Storage Solutions fleet consisted of approximately 200,000 units and our Tank & Pump Solutions fleet consisted of approximately 12,500 units. During the first six months of 2020, we completed the acquisition of a portable storage business which further strengthened our business in Dallas, Texas.

Merger. In March 2020, Mobile Mini entered into a definitive merger agreement (the “Merger Agreement”) with WillScot Corporation (“WillScot”). The Merger Agreement provides for the merger of Mobile Mini with and into a newly formed subsidiary of WillScot, with Mobile Mini surviving as a wholly owned subsidiary of WillScot (the “Merger”). The board of directors of both Mobile Mini and WillScot approved the Merger and the Merger Agreement. In June 2020 the stockholders of both Mobile Mini and WillScot voted in favor of the adoption of the Merger Agreement and the Merger was executed on July 1, 2020. At the effective time of the Merger, subject to the terms and conditions set forth in the Merger Agreement, each outstanding share of the common stock of Mobile Mini was converted into the right to receive 2.4050 shares of WillScot Class A common stock.

Business Environment and Outlook, including COVID-19 Considerations. On January 30, 2020 the World Health Organization declared an outbreak of a highly contagious form of an upper respiratory infection caused by COVID-19, a novel coronavirus strain commonly referred to as “coronavirus”. In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread, including in the markets in which we operate. The COVID-19 outbreak has had a notable impact on general economic conditions, including but not limited to the temporary closures of many businesses; "shelter in place" and other governmental regulations; and reduced consumer spending due to both job losses and other effects attributable to COVID-19. Mobile Mini was been deemed an essential infrastructure business. We have continued to supply our products and services. Our business is subject to the general health of the economy and federal and local guidelines and restrictions have significantly curtailed the level of economic activity in affected areas, which include the areas in which we conduct our business. While our business was minimally impacted in the first quarter 2020, the curtailment did affect our second quarter as discussed below and further under the Results of Operations Section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As an essential business during this pandemic our operations have not been significantly disrupted by the effects of the pandemic and we expect to be able to continue to meet demand. We have implemented work from home policies for many of our employees and introduced practices for our drivers and yard workers to protect their safety and health. We have an adequate near-term supply of parts and supplies to maintain our fleet and do not anticipate any material supply gaps. Further, we anticipate that our significant business partners will continue to provide the services and materials, including software-related services, necessary to manage and operate our business.

Our pipeline of new orders has decreased since the outbreak of COVID-19. While our level of deactivations has also decreased compared to the prior year, we anticipate the decreased demand for new rentals will result in continued lower year-over-year rental revenues across the Company for the near-term, most notably in delivery, pickup and similar revenue, which comprised 23% of our rental revenues for the twelve months ended June 30, 2020.

1

Our customer end markets are experiencing varying degrees of impact related to COVID-19. Entering 2020, non-residential construction projects for local and national account customers were healthy. Units on rent for projects that were in progress prior to the pandemic, largely remain on rent. However, some projects that were scheduled for commencement for the remainder of 2020 have been delayed and some may be cancelled. Similarly, within our retail end market, projects in progress have continued, however, certain national customers have temporarily postponed remodels. The duration of postponements is uncertain.

In the Tank & Pump Solutions business, industrial softening in the second half of 2019 was exacerbated in the first half of 2020 by an oversupply of oil leading to lower oil prices and reduced average refinery capacity utilization. Further, the effects of COVID-19 have resulted in decreased demand for oil resulting in decreased demand for our products from certain of our customers in this business segment. When supply and demand dynamics normalize, we are well positioned to respond to increased demand.

As of June 30, 2020, units on rent were down compared to June 30, 2019 by 4.8% for North America Storage Solutions and 3.4% for U.K. Storage Solutions. In Tank & Pump Solutions owned equipment on rent, using original cost, was down 18.2% as of June 30, 2020, compared to June 30, 2019. We do expect stabilization of units on rent in the near term.

To mitigate the effect of decreased year-over-year near-term revenues on our profitability, we have reduced variable costs and overhead where appropriate, including minimizing use of third-party vendors and reducing our workforce. Depending on future levels of demand, management will further enact contingency plans to minimize the impact of reduced revenue on adjusted EBITDA. Consistent with our demand-driven business model we have curtailed capital expenditures and expect to continue to generate healthy levels of free cash flow.

Mobile Mini’s leverage ratio at June 30, 2020 was near our lowest leverage ratio since September 30, 2014 and as of June 30, 2020 we believe we had ample liquidity to meet foreseeable needs. Access to our line of credit through June 30, 2020 was not affected by recent events and we had $433 million of available borrowings with no significant debt maturities until 2024. We had also elected to suspend both small acquisitions and share repurchases in the near-term.

Approximately 69% of our consolidated rental revenue during the twelve-month period ended June 30, 2020 was derived from our North America Storage Solutions business, 13% was derived from our U.K. Storage Solutions business and 18% was derived from the Tank & Pump Solutions business. Based on rental revenue for the twelve months ended June 30, 2020, the construction industry represents approximately 36% of our consolidated rental revenue, industrial and commercial customers comprise approximately 26% of our rental revenue and generally operate in industries such as: large processing plants for organic and inorganic chemicals, refineries, distributors and trucking and utility companies. Retail and consumer service customers comprise approximately 23% of our rental revenue and include department, drug, grocery and strip mall stores as well as hotels, restaurants, service stations and dry cleaners. Upstream oil and gas customers comprise less than 2% of our rental revenue and include companies performing such activities as exploratory well drilling, operation of producing wells and bringing crude oil and/or raw natural gas to the surface using alternative methods.

On January 31, 2020 the U.K. ceased to be a member of the European Union (the “E.U.”) (commonly known as “Brexit”), on terms set out in a withdrawal agreement concluded and ratified by the E.U. and U.K. (“Withdrawal Agreement”). The Withdrawal Agreement provides for a transition period until December 31, 2020 (“Transition Period”), during which time the U.K. will continue to be treated as a member of the E.U., in effect, for legal and regulatory purposes. The U.K. and E.U. continue to negotiate the terms of a future trading relationship to come into effect at the end of the Transition Period. The terms of any future trade deal between the U.K. and the E.U. remain highly uncertain and the chances of the U.K. and E.U. failing to reach agreement before the end of the Transition Period cannot be ruled out. In tandem with its negotiations with the E.U., the U.K. is commencing future trade deal negotiations with other key countries, including the U.S. As the future trade deal terms and their impact become clear, we may adjust our U.K. strategy and operations accordingly.

2

Accounting and Operating Overview

Our principal operating revenues and expenses are:

Revenues:

•	Rental revenues include all rent and ancillary revenues we receive for our rental fleet.

•	Sales revenues consist primarily of sales of new and used fleet and, to a lesser extent, parts and supplies sold to customers.

Costs and expenses:

•	Rental, selling and general expenses include, among other expenses, payroll and payroll-related costs (including share-based compensation and commissions for our sales team), fleet transportation and fuel costs, repair and maintenance costs for our rental fleet and transportation equipment, real estate lease expense, insurance costs, and general corporate expenses.

•	Cost of sales is the net book value of the units that were sold during the reported period and includes both our cost to buy, transport, remanufacture and modify used containers and our cost to manufacture Storage Solutions units and other structures.

•	Depreciation and amortization includes depreciation on our rental fleet, our property, plant and equipment, and amortization of definite-lived intangible assets.

Our principal asset is our rental fleet, which is capitalized at cost and depreciated over the estimated useful life of the unit using the straight-line method. Rental fleet is depreciated whether or not it is out on rent. Capitalized cost of rental fleet includes the price paid to acquire the unit and freight charges to the location when the unit is first placed in service and, when applicable, the cost of manufacturing or remanufacturing, which includes the cost of customizing units. Ordinary repair and maintenance costs are charged to operations as incurred.

The table below outlines the composition of our Storage Solutions rental fleet at June 30, 2020:

	Rental Fleet	Number of Units	Percentage of Gross Fleet in Dollars	Percentage of Units
	(In thousands)
Steel storage containers	$623,474	170,195	62%	85%
Steel ground level offices	370,926	29,205	37	15
Other	6,137	627	1	—
Storage Solutions rental fleet	1,000,537	200,027	100%	100%
Accumulated depreciation	(172,348)
Storage Solutions rental fleet, net	$828,189

3

The table below outlines the composition of our Tank & Pump Solutions rental fleet at June 30, 2020:

	Rental Fleet	Number of Units	Percentage of Gross Fleet in Dollars	Percentage of Units
	(In thousands)
Steel tanks	$81,395	3,158	41%	25%
Roll-off boxes	34,975	5,514	18	44
Stainless steel tank trailers	31,166	645	15	5
Vacuum boxes	17,193	1,538	9	12
Dewatering boxes	10,353	922	5	8
Pumps and filtration equipment	14,775	717	7	6
Other	9,855	n/a	5
Tank & Pump Solutions rental fleet	199,712	12,494	100%	100%
Accumulated depreciation	(69,746)
Tank & Pump Solutions rental fleet, net	$129,966

We are a capital-intensive business. Therefore, in addition to focusing on measurements calculated in accordance with GAAP, we focus on EBITDA, adjusted EBITDA and free cash flow to measure our operating results. EBITDA, adjusted EBITDA and the resultant margins, and free cash flow are non-GAAP financial measures. As such, we include in this Management’s Discussion and Analysis reconciliations to their most directly comparable GAAP financial measures. We also evaluate our operations on a constant currency basis. These reconciliations and a description of the limitations of these measures are included below.

4

Non-GAAP Data and Reconciliations

EBITDA and Adjusted EBITDA. EBITDA is defined as net income before discontinued operations, net of tax (if applicable), interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense (if applicable), including any write-off of deferred financing costs. Adjusted EBITDA further excludes certain non-cash expenses, as well as transactions that management believes are not indicative of our ongoing business. Because EBITDA and adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities, they may not be comparable to similarly titled performance measures presented by other companies.

We present EBITDA and adjusted EBITDA because we believe they provide an overall evaluation of our financial condition and useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements. EBITDA and adjusted EBITDA have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP. EBITDA and adjusted EBITDA margins are calculated as EBITDA and adjusted EBITDA divided by total revenues expressed as a percentage.

Reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except percentages)
Net income	$17,242	$14,058	$25,543	$32,143
Interest expense	7,717	10,592	16,974	21,352
Income tax provision	5,917	6,450	12,556	12,973
Depreciation and amortization	17,563	18,135	35,055	35,470
Deferred financing costs write-off	—	—	—	123
EBITDA	48,439	49,235	90,128	102,061
Share-based compensation expense (1)	3,155	3,340	5,837	6,744
Chief Executive Officer transition (2)	—	3,593	—	3,593
Merger and acquisition related expenses (3)	4,385	739	19,890	739
Other (4)	303	—	303	—
Adjusted EBITDA	$56,282	$56,907	$116,158	$113,137
EBITDA margin	36.7%	32.8%	32.1%	34.0%
Adjusted EBITDA margin	42.6	37.9	41.3	37.7

Reconciliation of net cash provided by operating activities to EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Net cash provided by operating activities	$39,192	$61,769	$72,415	$100,552
Interest paid	3,722	5,919	16,330	20,195
Income and franchise taxes paid	2,691	1,742	4,604	3,762
Share-based compensation expense (1)(2)(4)	(2,719)	(6,933)	(5,401)	(10,337)
Gain on sale of rental fleet	1,598	1,616	3,042	3,041
Loss on disposal of property, plant and equipment	(160)	(84)	(186)	(102)
Change in certain assets and liabilities, net of effect of businesses acquired:
Receivables	(6,762)	(6,147)	(11,082)	(23,539)
Inventories	(505)	(1,268)	(351)	(1,344)
Other assets	2,604	(588)	1,223	806
Accounts payable and accrued liabilities	8,778	(6,791)	9,534	9,027
EBITDA	$48,439	$49,235	$90,128	$102,061

(1)	Share-based compensation represents non-cash compensation expense associated with the granting of equity instruments. See additional information in Note 14 “Share-Based Compensation” to the accompanying condensed consolidated financial statements.

5

(2)	Non-cash expense related to the amendment of certain share-based compensation agreements with our Chief Executive Officer who retired as an employee of the Company and assumed the position of Chairman of the Board for Mobile Mini. For more information see Note 14 “Share-Based Compensation”.

(3)	For the three and six months ended June 30, 2020, this amount represents incremental costs related to our merger with WillScot. See additional information in Note 1 “Mobile Mini, Inc. - Organization and Description of Business” to the accompanying condensed consolidated financial statements. For the three and six months ended June 30, 2019, this amount represents costs associated with potential acquisitions.

(4)	Other expenses in the three and six months ended June 30, 2020 relate primarily to a realignment of personnel and business structure, including cash severance partially offset by the reversal of expense for non-vested share-based compensation.

Free Cash Flow. Free cash flow is defined as net cash provided by operating activities, minus or plus, net cash used in or provided by investing activities, excluding acquisitions and certain transactions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable financial measure prepared in accordance with GAAP. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in our existing business, debt service obligations, payment of authorized quarterly dividends, repurchase of our common stock and strategic acquisitions.

Reconciliation of net cash provided by operating activities to free cash flow is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)		(In thousands)
Net cash provided by operating activities	$39,192	$61,769	$72,415	$100,552
Additions to rental fleet, excluding acquisitions	(8,735)	(23,381)	(18,786)	(46,397)
Proceeds from sale of rental fleet	3,911	3,716	7,385	7,054
Additions to property, plant and equipment, excluding acquisitions	(3,364)	(3,516)	(7,538)	(6,435)
Proceeds from sale of property, plant and equipment	78	84	93	133
Net capital expenditures, excluding acquisitions	(8,110)	(23,097)	(18,846)	(45,645)
Free cash flow	$31,082	$38,672	$53,569	$54,907

6

Constant Currency. We calculate the effect of currency fluctuations on current periods by translating the results for our business in the U.K. during the current period using the average exchange rates from the same period in the prior year. We present constant currency information to provide useful information to assess our underlying business excluding the effect of material foreign currency rate fluctuations. The table below shows certain financial information as calculated on a constant currency basis:

	Three Months Ended June 30, 2020
	Calculated in Constant Currency	As Reported	Difference
	(In thousands)
Rental revenues	$125,032	$124,461	$571
Rental, selling and general expenses	79,257	78,922	335
Adjusted EBITDA	56,530	56,282	248

	Six Months Ended June 30, 2020
	Calculated in Constant Currency	As Reported	Difference
	(In thousands)
Rental revenues	$265,979	$265,117	$862
Rental, selling and general expenses	181,697	181,180	517
Adjusted EBITDA	116,523	116,158	365

7

RESULTS OF OPERATIONS

Three Months Ended June 30, 2020, Compared to Three Months Ended June 30, 2019

	Three Months Ended June 30,		Percentage of Revenue Three Months Ended June 30,		Increase (Decrease)
	2020	2019	2020	2019	2020 versus 2019
	(In thousands, except percentages)
Revenues:
Rental	$124,461	$141,906	94.2%	94.5%	$(17,445)	(12.3)%
Sales	7,551	8,135	5.7	5.4	(584)	(7.2)
Other	79	140	0.1	0.1	(61)	(43.6)
Total revenues	132,091	150,181	100.0	100.0	(18,090)	(12.0)
Costs and expenses:
Rental, selling and general expenses	78,922	95,735	59.7	63.7	(16,813)	(17.6)
Cost of sales	4,706	5,044	3.6	3.4	(338)	(6.7)
Depreciation and amortization	17,563	18,135	13.3	12.1	(572)	(3.2)
Total costs and expenses	101,191	118,914	76.6	79.2	(17,723)	(14.9)
Income from operations	30,900	31,267	23.4	20.8	(367)	(1.2)
Other income (expense):
Interest income	12	—	—	—	12	n/a
Interest expense	(7,717)	(10,592)	(5.8)	(7.1)	2,875	(27.1)
Foreign currency exchange	(36)	(167)	—	(0.1)	131	n/a
Income before income tax provision	23,159	20,508	17.5	13.7	2,651
Income tax provision	5,917	6,450	4.5	4.3	(533)
Net income	$17,242	$14,058	13.1%	9.4%	$3,184

	Three Months Ended June 30,		Percentage of Revenue Three Months Ended June 30,		Increase (Decrease)
	2020	2019	2020	2019	2020 versus 2019
	(In thousands, except percentages)
EBITDA	$48,439	$49,235	36.7%	32.8%	$(796)	(1.6)%
Adjusted EBITDA	56,282	56,907	42.6	37.9	(625)	(1.1)
Free Cash Flow	31,082	38,672	23.5	25.8	(7,590)	(19.6)

Total Revenues. The following table depicts revenues by type of business for the three-month periods ended June 30:

	2020	2019	Increase (Decrease) 2020 versus 2019
	(In thousands, except percentages)
Rental Revenues:
North America Storage Solutions	$86,325	$91,456	$(5,131)	(5.6)%
U.K. Storage Solutions	15,952	18,929	(2,977)	(15.7)
Total Storage Solutions	102,277	110,385	(8,108)	(7.3)
Tank & Pump Solutions	22,184	31,521	(9,337)	(29.6)
Total Rental Revenues	$124,461	$141,906	$(17,445)	(12.3)
U.K. Storage Solutions in Constant Currency	$16,523	$18,929	$(2,406)	(12.7)
Total Storage Solutions in Constant Currency	102,848	110,385	(7,537)	(6.8)

Sales Revenues:
North America Storage Solutions	$4,838	$4,781	$57	1.2
U.K. Storage Solutions	1,202	1,990	(788)	(39.6)
Total Storage Solutions	6,040	6,771	(731)	(10.8)
Tank & Pump Solutions	1,511	1,364	147	10.8
Total Sales Revenues	$7,551	$8,135	$(584)	(7.2)

Total Revenues:
North America Storage Solutions	$91,216	$96,299	$(5,083)	(5.3)
U.K. Storage Solutions	17,154	20,920	(3,766)	(18.0)
Total Storage Solutions	108,370	117,219	(8,849)	(7.5)
Tank & Pump Solutions	23,721	32,962	(9,241)	(28.0)
Total Revenues	$132,091	$150,181	$(18,090)	(12.0)

Of the $132.1 million of total revenues for the three months ended June 30, 2020, $108.4 million, or 82.0%, related to the Storage Solutions business and $23.7 million, or 18.0%, related to the Tank & Pump Solutions business. Of the $150.2 million of total revenues for the three-month period ended June 30, 2019, $117.2 million, or 78.1%, related to the Storage Solutions business and $33.0 million, or 21.9%, related to the Tank & Pump Solutions business.

Rental Revenues. Storage Solutions rental revenues decreased 7.3%, during the three-month period ended June 30, 2020, as compared to the prior-year period. In North America Storage Solutions rental revenues decreased 5.6%. An increase in year-over-year rental rates of 3.2% and growth in our managed services business were more than offset by a decrease in delivery, pickup and similar revenues and a 3.4% decrease in average units on rent. Related to managed service arrangements, we recognized $2.9 million and $1.7 million of rental revenue during the second quarters of 2020 and 2019, respectively. We do not include managed services rentals in our units on rent. The COVID-19 outbreak has had a notable impact on general economic conditions in North America and has resulted in a decline in new units placed on rent as well as a decrease in returned units. The lower activity has led to a year-over-year decrease in our delivery, pickup and similar revenues of approximately 19% during the current quarter.

In the U.K. stringent curtailment of economic activity in response to COVID-19 drove a 12.7% year-over-year decrease in constant currency rental revenue, during the three-month period ended June 30, 2020. The decrease in year-over-year activity resulted in a 4.0% decrease in average units on rent and an approximate 36% decrease in delivery, pickup and similar revenues year-over-year for the quarter ended June 30, 2020 in local currency. Rates remained healthy with a 1.7% increase in the current quarter when compared to the prior-year quarter.

Excluding revenues and units related to managed service rental arrangements, Storage Solutions yield for the three months ended June 30, 2020 (calculated as rental revenues divided by average units on rent and adjusted to a 28-day period) decreased 5.3%, as compared to the prior-year period. The decrease was primarily driven by reduced delivery, pickup and similar revenues, partially offset by increased rates.

Rental revenues within the Tank & Pump Solutions business decreased $9.3 million, or 29.6%, for the three-month period ended June 30, 2020, as compared to the prior-year period. Industrial softening in the second half of 2019 was exacerbated in 2020 by an oversupply of oil leading to lower oil prices. Further, in the second quarter of 2020 the effects of COVID-19 have resulted in decreased demand for oil. The current business environment has resulted in reduced demand for our products as well as a decrease in average rental rates. Downstream business, which represented approximately 73% of our Tank & Pump Solutions business, decreased 27.7% in the current quarter as compared to the prior-year quarter. Also contributing to the year-over-year decrease is prior-year rental revenue related to certain large-scale maintenance projects that did not repeat this year. Revenue related to our upstream market was down primarily due to the excess oil supply and lower commodity pricing in North America which resulted in reduced upstream activity as a whole.

Sales Revenues. We focus on rental revenues. In general, sales of units from our fleet occur due to a particular customer need, or due to having fleet in excess of demand at a particular location. Storage Solutions sales revenue of $6.0 million for the quarter ended June 30, 2020 decreased $0.7 million, or 10.8%, compared to the prior-year period. Tank & Pump Solutions sales revenue of $1.5 million for the quarter ended June 30, 2020 increased slightly from the prior-year period.

Costs and Expenses. The following table depicts costs and expenses by type of business for the three-month periods ended June 30:

	2020	2019	Increase (Decrease) 2020 versus 2019
	(In thousands, except percentages)
Rental, Selling and General Expenses:
North America Storage Solutions	$53,785	$61,937	$(8,152)	(13.2)%
U.K. Storage Solutions	9,484	13,120	(3,636)	(27.7)
Total Storage Solutions	63,269	75,057	(11,788)	(15.7)
Tank & Pump Solutions	15,653	20,678	(5,025)	(24.3)
Total Rental, Selling and General Expenses	$78,922	$95,735	$(16,813)	(17.6)
U.K. Storage Solutions in Constant Currency	$9,819	$13,120	$(3,301)	(25.2)
Total Storage Solutions in Constant Currency	63,604	75,057	(11,453)	(15.3)

Cost of Sales:
North America Storage Solutions	$2,958	$2,778	$180	6.5
U.K. Storage Solutions	892	1,492	(600)	(40.2)
Total Storage Solutions	3,850	4,270	(420)	(9.8)
Tank & Pump Solutions	856	774	82	10.6
Total Cost of Sales	$4,706	$5,044	$(338)	(6.7)

Rental, Selling and General Expenses. Rental, selling and general expenses for the three months ended June 30, 2020 of $78.9 million decreased $16.8 million, or 17.6%, as compared to the prior-year period. As a percentage of total revenues, rental, selling and general expenses were 59.7% for the three months ended June 30, 2020, which was a decrease from 63.7% in the prior-year period.

Rental, selling and general expenses for the three months ended June 30, 2020 and 2019 included expenses related to certain transactions that management believes are not indicative of our business. In 2020, these expenses included merger-related expenses of $4.4 million as well as $0.3 million of expenses related to a realignment of personnel and business structure. In 2019, these expenses included $3.6 million related to the amendment of certain stock award agreements in conjunction with the transition of our then Chief Executive Officer (“CEO”) to Chairman of the Board of Directors and $0.7 million of expense related to incremental costs associated with potential acquisitions.

Excluding expenses related to the transactions described above, rental, selling and general expenses decreased $17.2 million, or 18.8% and as a percentage of revenues decreased to 56.2% from 60.9%. Throughout the Company, proactive cost management in response to reduced business activity in the current business environment, drove reductions in rental, selling and general expenses including decreases in payroll, employee travel and fleet transportation costs. In addition, lower business activity resulted in reduced other variable expenses such as repairs and maintenance expense.

Adjusted to exclude the $4.7 million and $4.3 million of costs related to transactions not indicative of our business, Storage Solutions, rental, selling and general expenses decreased $12.1 million for the quarter ended June 30, 2020 compared to the prior-year quarter, of which $8.5 million of the decrease related to North America and $3.6 million related to U.K. In North America Storage Solutions, adjusted rental, selling and general expenses decreased 14.8% for the quarter ended June 30, 2020, compared to the prior-year quarter. U.K. Storage Solutions rental, selling and general expenses for the three months ended June 30, 2020 decreased 25.2% year-over year in constant currency.

Rental, selling and general expenses for the Tank & Pump Solutions business decreased $5.0 million, or 24.3%, in the current-year quarter, as compared to the prior-year quarter.

Cost of Sales. Cost of sales is the cost related to our sales revenue only. Within the Storage Solutions business, cost of sales was $3.9 million and $4.3 million for the three months ended June 30, 2020 and 2019, respectively. Storage Solutions sales revenue, less cost of sales (sales profit), was $2.2 million and $2.5 million for the three-months ended June 30, 2020 and 2019, respectively. Sales profit expressed as a percentage of sales revenue (sales profit margin) was 36.3% in the quarter ended June 30, 2020 and 36.9% in the prior-year quarter.

Within the Tank & Pump Solutions business, cost of sales was $0.9 million in the quarter ended June 30, 2020 and $0.8 million for the quarter ended June 30, 2019. Tank & Pump Solutions sales profit was $0.7 million and $0.6 million for the three-month periods ended June 30, 2020 and 2019, respectively.

Depreciation and Amortization Expense. Total depreciation and amortization expense was $17.6 million for the three months ended June 30, 2020, compared to $18.1 million in the prior-year period.

Interest Expense. Interest expense decreased $2.9 million for the three months ended June 30, 2020 to $7.7 million compared to $10.6 million in the prior-year period. The decrease is due to a lower effective interest rate on our lines of credit combined with an overall decrease in debt outstanding. Our average debt outstanding in the quarter ended June 30, 2020 was $883.4 million, compared to $891.7 million in the prior-year quarter. The weighted average interest rate on our debt was 3.3% and 4.6% for the three-month periods ended June 30, 2020 and 2019, respectively, excluding the amortization of deferred financing costs. Taking into account the amortization of deferred financing costs, the weighted average interest rate was 3.5% and 4.8% for the three-month periods ended June 30, 2020 and 2019, respectively.

Provision for Income Taxes. For the quarters ended June 30, 2020 and 2019 our provision for income taxes was $5.9 million and $6.5 million, respectively. Our effective income tax rate decreased to 25.5% for the quarter ended June 30, 2020, compared to 31.5% for the prior-year quarter. The current quarter effective tax rate reflects non-deductible costs related to the Merger, offset by the favorable settlement of uncertain tax positions. In the prior-year quarter the tax rate was impacted by non-deductible stock compensation.

Net Income. As a result of the income statement activity discussed above, we had net income of $17.2 million for the three months ended June 30, 2020, compared to net income of $14.1 million for the three months ended June 30, 2019. Decreased revenues in the current-year quarter were offset by cost reductions.

Adjusted EBITDA. The following table depicts adjusted EBITDA by type of business for the three-month periods ended June 30:

	2020	2019	Increase (Decrease) 2020 versus 2019
	(In thousands, except percentages)
Adjusted EBITDA
North America Storage Solutions	$42,170	$38,872	$3,298	8.5%
U.K. Storage Solutions	6,853	6,397	456	7.1
Total Storage Solutions	49,023	45,269	3,754	8.3
Tank & Pump Solutions	7,259	11,638	(4,379)	(37.6)
Total Adjusted EBITDA	$56,282	$56,907	$(625)	(1.1)

For the three-month period ended June 30, 2020, we realized adjusted EBITDA of $56.3 million, a decrease of $0.6 million compared to the prior-year period. Decreased consolidated year-over-year revenue during the period was largely offset by cost reductions throughout the Company. Our adjusted EBITDA margins were 42.6% and 37.9% for the quarters ended June 30, 2020 and 2019, respectively.

During the quarter ended June 30, 2020 as compared to the prior-year quarter, adjusted EBITDA related to the North America Storage Solutions business increased $3.3 million and adjusted EBITDA related to our U.K. Storage Solutions business increased $0.5 million. Increased adjusted EBITDA in the Storage Solutions business was offset by a $4.4 million decrease in adjusted EBITDA related to the Tank & Pump Solutions business. Adjusted EBITDA margins for the quarter ended June 30, 2020 were 46.2% for the North America Storage Solutions business, 39.9% for U.K. Storage Solutions business and 30.6% for the Tank & Pump Solutions business.

Six Months Ended June 30, 2020, Compared to Six Months Ended June 30, 2019

	Six Months Ended June 30,		Percentage of Revenue Six Months Ended June 30,		Increase (Decrease)
	2020	2019	2020	2019	2020 versus 2019
	(In thousands, except percentages)
Revenues:
Rental	$265,117	$284,078	94.3%	94.7%	$(18,961)	(6.7)%
Sales	15,867	15,358	5.6	5.1	509	3.3
Other	147	406	0.1	0.1	(259)	(63.8)
Total revenues	281,131	299,842	100.0	100.0	(18,711)	(6.2)
Costs and expenses:
Rental, selling and general expenses	181,180	187,969	64.4	62.7	(6,789)	(3.6)
Cost of sales	9,808	9,646	3.5	3.2	162	1.7
Depreciation and amortization	35,055	35,470	12.5	11.8	(415)	(1.2)
Total costs and expenses	226,043	233,085	80.4	77.7	(7,042)	(3.0)
Income from operations	55,088	66,757	19.6	22.3	(11,669)	(17.5)
Other income (expense):
Interest income	24	—	—	—	24	n/a
Interest expense	(16,974)	(21,352)	(6.0)	(7.1)	4,378	(20.5)
Deferred financing costs write-off	—	(123)	—	—	123	n/a
Foreign currency exchange	(39)	(166)	—	(0.1)	127	n/a
Income before income tax provision	38,099	45,116	13.6	15.0	(7,017)
Income tax provision	12,556	12,973	4.5	4.3	(417)
Net income	$25,543	$32,143	9.1%	10.7%	$(6,600)

	Six Months Ended June 30,		Percentage of Revenue Six Months Ended June 30,		Increase (Decrease)
	2020	2019	2020	2019	2020 versus 2019
	(In thousands, except percentages)
EBITDA	$90,128	$102,061	32.1%	34.0%	$(11,933)	(11.7%)
Adjusted EBITDA	116,158	113,137	41.3	37.7	3,021	2.7
Free Cash Flow	53,569	54,907	19.1	18.3	(1,338)	(2.4)

Total Revenues. The following table depicts revenues by type of business for the six-month periods ended June 30:

	2020	2019	Increase (Decrease) 2020 versus 2019
	(In thousands, except percentages)
Rental Revenues:
North America Storage Solutions	$182,794	$184,972	$(2,178)	(1.2)%
U.K. Storage Solutions	34,227	38,138	(3,911)	(10.3)
Total Storage Solutions	217,021	223,110	(6,089)	(2.7)
Tank & Pump Solutions	48,096	60,968	(12,872)	(21.1)
Total Rental Revenues	$265,117	$284,078	$(18,961)	(6.7)
U.K. Storage Solutions in Constant Currency	$35,089	$38,138	$(3,049)	(8.0)
Total Storage Solutions in Constant Currency	217,883	223,110	(5,227)	(2.3)

Sales Revenues:
North America Storage Solutions	$10,122	$8,807	$1,315	14.9
U.K. Storage Solutions	3,124	3,741	(617)	(16.5)
Total Storage Solutions	13,246	12,548	698	5.6
Tank & Pump Solutions	2,621	2,810	(189)	(6.7)
Total Sales Revenues	$15,867	$15,358	$509	3.3

Total Revenues:
North America Storage Solutions	$193,008	$194,066	$(1,058)	(0.5)
U.K. Storage Solutions	37,351	41,880	(4,529)	(10.8)
Total Storage Solutions	230,359	235,946	(5,587)	(2.4)
Tank & Pump Solutions	50,772	63,896	(13,124)	(20.5)
Total Revenues	$281,131	$299,842	$(18,711)	(6.2)

Of the $281.1 million of total revenues for the six months ended June 30, 2020, $230.4 million, or 81.9%, related to the Storage Solutions business and $50.8 million, or 18.1%, related to the Tank & Pump Solutions business. Of the $299.8 million of total revenues for the six-month period ended June 30, 2019, $235.9 million, or 78.7%, related to the Storage Solutions business and $63.9 million, or 21.3%, related to the Tank & Pump Solutions business.

Rental Revenues. Storage Solutions rental revenues decreased 2.7% during the six-month period ended June 30, 2020, as compared to the prior-year period. In North America Storage Solutions, decreased business activity in the second quarter of 2020 more than offset first quarter 2020 year-over-year growth in rental revenues of 3.2%, resulting in a year-over-year decrease of 1.2% for the six-month period. Year-over-year rental rates for the six-month period increased 3.5%. Increased rates combined with growth in our managed services business was more than offset by a decrease in delivery, pickup and similar revenues and a 2.8% decrease in average units on rent. Related to managed service arrangements, we recognized $6.5 million and $4.1 million of rental revenue during the six months ended June 30, 2020 and 2019, respectively. The impact of COVID-19 on general economic conditions in North America in the second quarter of 2020 resulted in a decline in new units placed on rent as well as a decrease in returned units. Lower delivery and pickup activity led to a decrease of approximately 9.3% in delivery, pickup and similar revenues during the current six-month period compared to the prior-year period.

In the U.K., stringent curtailment of economic activity in response to COVID-19 during the second quarter of 2020 combined with decreased year-over-year rental revenue in the first quarter of 2020 resulted in an 8.0% year-over-year constant currency rental revenue decrease for the six-month period ended June 30, 2020. Average units on rent decreased 3.8% and delivery, pickup and similar revenues decreased approximately 20% year-over-year in local currency for the six-month period. Rates increased approximately 1.8% for the six months ended June 30, 2020 when compared to the same period in the prior year.

Excluding revenues and units related to managed service rental arrangements, Storage Solutions yield for the six months ended June 30, 2020 decreased 1.5%, or 1.1% in constant currency, as compared to the prior-year period. The decrease was driven primarily by reduced delivery, pickup and similar revenues partially offset by increased rental rates.

Rental revenues within the Tank & Pump Solutions business decreased $12.9 million, or 21.1%, for the six-month period ended June 30, 2020, as compared to the prior-year period. Industrial softening in the second half of 2019 was exacerbated in the first half of 2020 by an oversupply of oil leading to lower oil prices. Further, in the second quarter of 2020 the effects of COVID-19 have resulted in decreased demand for oil. The current business environment has resulted in reduced demand for our products as well as a decrease in average rental rates. Downstream business, which represented approximately 73% of our Tank & Pump Solutions business, decreased approximately 19.6% in the six months ended June 30, 2020 as compared to the first six months of the prior year. Also contributing to the year-over-year decrease in rental revenue is certain large-scale maintenance projects in the prior-year period that did not repeat this year. Revenue related to our upstream market was down primarily due to the excess oil supply and lower commodity pricing in North America which resulted in reduced upstream activity as a whole.

Sales Revenues. We focus on rental revenues. In general, sales of units from our fleet occur due to a particular customer need, or due to having fleet in excess of demand at a particular location. Storage Solutions sales revenue of $13.2 million for the six months ended June 30, 2020 increased $0.7 million, or 5.6%, compared to the prior-year period. Tank & Pump Solutions sales revenue of $2.6 million for the six months ended June 30, 2020 decreased slightly from the prior-year period.

Costs and Expenses. The following table depicts costs and expenses by type of business for the six-month periods ended June 30:

	2020	2019	Increase (Decrease) 2020 versus 2019
	(In thousands, except percentages)
Rental, Selling and General Expenses:
North America Storage Solutions	$125,073	$120,893	$4,180	3.5%
U.K. Storage Solutions	21,879	26,790	(4,911)	(18.3)
Total Storage Solutions	146,952	147,683	(731)	(0.5)
Tank & Pump Solutions	34,228	40,286	(6,058)	(15.0)
Total Rental, Selling and General Expenses	$181,180	$187,969	$(6,789)	(3.6)
U.K. Storage Solutions in Constant Currency	$22,396	$26,790	$(4,394)	(16.4)
Total Storage Solutions in Constant Currency	147,469	147,683	(214)	(0.1)

Cost of Sales:
North America Storage Solutions	$6,019	$5,191	$828	16.0
U.K. Storage Solutions	2,369	2,895	(526)	(18.2)
Total Storage Solutions	8,388	8,086	302	3.7
Tank & Pump Solutions	1,420	1,560	(140)	(9.0)
Total Cost of Sales	$9,808	$9,646	$162	1.7

Rental, Selling and General Expenses. Rental, selling and general expenses for the six months ended June 30, 2020 of $181.2 million decreased $6.8 million, or 3.6%, as compared to the prior-year period. As a percentage of total revenues, rental, selling and general expenses were 64.4% for the six months ended June 30, 2020, which was an increase from 62.7% in the prior-year period.

Rental, selling and general expenses for the six months ended June 30, 2020 and 2019 included expenses related to certain transactions that management believes are not indicative of our business. In 2020, these expenses included merger-related expenses of $19.9 million as well as $0.3 million of expenses related to a realignment of personnel and business structure. In 2019, these expenses included $3.6 million related to the amendment of certain stock award agreements in conjunction with the transition of our then CEO to Chairman of the Board of Directors and $0.7 million of expense related to incremental costs associated with potential acquisitions.

Excluding the expenses related to transactions described above, rental, selling and general expenses decreased $22.7 million, or 12.3% and as a percentage of revenues decreased to 57.3% from 61.2%. Throughout the Company, proactive cost management in response to reduced business activity resulting from COVID-19 drove reductions in rental, selling and general expenses resulting in year-over-year decreases in payroll, employee travel and fleet transportation costs. In addition, lower business activity resulted in reduced other variable expenses such as repairs and maintenance, especially during the second quarter.

Adjusted to exclude the $20.2 million and $4.3 million of costs related to transactions not indicative of our business, rental, selling and general expenses decreased $16.6 million in our total Storage Solutions business for the six months ended June 30, 2020 compared to the six months ended June 30, 2019, of which $11.7 million of the decrease related to North America and $4.9 million related to U.K. In North America Storage Solutions, adjusted rental, selling and general expenses decreased 10.0% for the six months ended June 30, 2020 compared to the same period in the prior year. The decrease resulted from the combination of a 14.8% year-over-year decrease in expenses for the second quarter 2020 driven by our proactive cost reductions in response to COVID-19, and a first quarter year-over-year decrease in expenses of 5.4%. The first quarter decrease was driven by reduced expense associated with our short-term cash incentive plan, a policy change resulting in the reduction to our paid time off accrual, and decreased stock-based compensation expenses, partially offset by a year-over-year payroll increase.

In U.K. Storage Solutions, rental, selling and general expenses decreased 18.3%, or 16.4% in constant currency, for the six months ended June 30, 2020 compared to the same period in the prior year. The decrease was the combination of a 27.7% year-over-year decrease in expenses for the second quarter 2020 driven by our cost reductions in response to COVID-19, and a first quarter year-over-year decrease in expenses of 9.3% driven by lower year-over-year rental activity. In constant currency, U.K Storage Solutions rental, selling and general expenses decreased 7.9% and 25.2% year-over-year during the first and second quarters of 2020, respectively.

Rental, selling and general expenses for the Tank & Pump Solutions business decreased $6.1 million, or 15.0%, in the current-year period, as compared to the prior-year period. The decrease was primarily due to overall reduced expenses related to cost reductions in response to decreased rental activity, especially in the second quarter. Rental, selling and general expenses in this segment decreased 5.3% and 24.3% year-over-year during the first and second quarters of 2020, respectively.

Cost of Sales. Cost of sales is the cost related to our sales revenue only. Within the Storage Solutions business, cost of sales was $8.4 million and $8.1 million for the six months ended June 30, 2020 and 2019, respectively. Storage Solutions sales profit was $4.9 million and $4.5 million for the six-months ended June 30, 2020 and 2019, respectively. Sales profit margin was 36.7% in the quarter ended June 30, 2020 and 35.6% in the prior-year quarter.

Within the Tank & Pump Solutions business, cost of sales was $1.4 million compared to $1.6 million for the six-month periods ended June 30, 2020 and 2019, respectively. Tank & Pump Solutions sales profit was $1.2 million and $1.3 million for the six-month periods ended June 30, 2020 and 2019, respectively.

Depreciation and Amortization Expense. Total depreciation and amortization expense was $35.1 million for the six months ended June 30, 2020, which is a slight decrease compared to $35.5 million in the prior-year period.

Interest Expense. Interest expense was $17.0 million for the six months ended June 30, 2020 and $21.4 million in the prior-year period. The decrease is due to an overall decrease in debt outstanding combined with a lower effective interest rate on our lines of credit. Our average debt outstanding in the six months ended June 30, 2020 was $880.0 million, compared to $894.6 million in the prior-year period. The weighted average interest rate on our debt was 3.7% and 4.6% for the six-month periods ended June 30, 2020 and 2019, respectively, excluding the amortization of deferred financing costs. Taking into account the amortization of deferred financing costs, the weighted average interest rate was 3.9% and 4.8% for the six-month periods ended June 30, 2020 and 2019, respectively.

Provision for Income Taxes. During the six-month periods ended June 30, 2020 and 2019 our provision for income taxes was $12.6 million and $13.0 million, respectively. Our effective income tax rate was 33.0% for the six months ended June 30, 2020, compared to 28.8% for the prior-year period. In the current year, our tax rate was affected by non-deductible costs incurred associated with the Merger partially offset by a favorable settlement of uncertain tax positions. The prior-year tax rate was affected by the tax impact of non-deductible stock compensation recorded in the six-month period in the prior year.

Net Income. As a result of the income statement activity discussed above, we had net income of $25.5 million for the six months ended June 30, 2020, compared to net income of $32.1 million for the six months ended June 30, 2019. The decrease in net income was due to merger-related expenses. Decreased revenues due to lower business activity, particularly in the second half of the period, were offset by reduced expenses.

Adjusted EBITDA. The following table depicts adjusted EBITDA by type of business for the six-month period ended June 30:

	2020	2019	Increase (Decrease) 2020 versus 2019
	(In thousands, except percentages)
Adjusted EBITDA
North America Storage Solutions	$87,564	$78,230	$9,334	11.9%
U.K. Storage Solutions	13,257	12,467	790	6.3
Total Storage Solutions	100,821	90,697	10,124	11.2
Tank & Pump Solutions	15,337	22,440	(7,103)	(31.7)
Total Adjusted EBITDA	$116,158	$113,137	$3,021	2.7

For the six-month period ended June 30, 2020, we realized adjusted EBITDA of $116.2 million, an increase of $3.0 million in the prior-year period. Decreased consolidated year-over-year revenue during the period was more than offset by cost reductions throughout the Company.

During the six months ended June 30, 2020, adjusted EBITDA related to the North America Storage Solutions business increased $9.3 million and adjusted EBITDA related to the U.K. Storage Solutions business increased $0.8 million. Increased adjusted EBITDA in the Storage Solutions business was offset by a $7.1 million decrease in adjusted EBITDA related to the Tank & Pump Solutions business. Adjusted EBITDA margins for the six months ended June 30, 2020 were 45.4% for the North America Storage Solutions business, 35.5% for the U.K. Storage Solutions business and 30.2% for the Tank & Pump Solutions business.

LIQUIDITY AND CAPITAL RESOURCES

Renting is a capital-intensive business that requires us to acquire assets before they generate revenues, cash flow and earnings. The majority of the assets that we rent have very long useful lives and require relatively little maintenance expenditures. Most of the capital we have deployed in our rental business historically has been used to expand our operations geographically, execute opportunistic acquisitions, increase the number of units available for rent at our existing locations, and add to the mix of products we offer. During recent years, our operations have generated annual cash flow that exceeds our pre-tax earnings, particularly due to cash flow from operations and the deferral of income taxes caused by accelerated depreciation of our fixed assets in our tax return filings. Our strong cash flows from operating activities for the six-month periods ended June 30, 2020 and 2019 of $72.4 million and $100.6 million, respectively, resulted in free cash flow of $53.6 million and $54.9 million, respectively. Excluding cash expenditures related to merger-related costs, free cash flow for the six months ended June 30, 2020 was $68.0 million. In addition to free cash flow, our principal current source of liquidity is our revolving credit facility as described below.

Revolving Credit Facility. On March 22, 2019, Mobile Mini and certain of its subsidiaries entered into the Second Amended and Restated ABL Credit Agreement dated as of March 22, 2019 (the “Credit Agreement”) with Deutsche Bank AG New York Branch (“Deutsche Bank”), as administrative agent, and the other lenders party thereto. In July 2020, the Credit Agreement was paid in full and terminated in conjunction with the Merger.

The Credit Agreement provided for a five year, $1 billion first lien senior secured revolving credit facility, maturing on or before March 22, 2024. The Credit Agreement also provided for the issuance of irrevocable standby letters of credit by U.S.-based lenders in amounts totaling up to $50.0 million, by U.K.-based lenders in amounts totaling up to $20.0 million, and by Canadian-based lenders in amounts totaling up to $20.0 million.

Our and our subsidiary guarantors’ obligations under the Credit Agreement were secured by a blanket lien on substantially all of our assets. At June 30, 2020, we had $563.2 million of borrowings outstanding and $432.6 million of additional borrowing availability under the Credit Agreement. We were in compliance with the terms of the Credit Agreement as of June 30, 2020 and were above the minimum borrowing availability threshold and, therefore, were not subject to any financial maintenance covenants.

We believe our cash provided by operating activities would have provided for our normal capital needs for the next twelve months, irrespective of the Merger. If not, we had sufficient borrowings available under our Credit Agreement to meet any additional funding requirements. We monitored the financial strength of our lenders on an ongoing basis using publicly available information. Based upon that information, we did not believe that there was a likelihood that any of our lenders would have been unable to honor their respective commitments under the Credit Agreement.

Senior Notes. The 2024 Notes, issued on May 9, 2016, bore interest at a rate of 5.875% per year, had an eight-year term and were to mature on July 1, 2024. Interest on the 2024 Notes was payable semiannually in arrears on January 1 and July 1. The 2024 Notes were senior unsecured obligations of the Company and were unconditionally guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries. In conjunction with the Merger, the 2024 Notes were redeemed in July 2020.

Cash Flow Summary.

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Net income	$25,543	$32,143
Adjustments to reconcile net income to net cash provided by operating activities	51,548	56,499
Changes in certain assets and liabilities	(4,676)	11,910
Net cash provided by operating activities	72,415	100,552
Net cash used in investing activities	(23,654)	(45,645)
Net cash used in financing activities	(38,495)	(55,816)
Effect of exchange rate changes on cash	(1,149)	(9)
Net increase (decrease) in cash	$9,117	$(918)

Operating Activities. Net cash provided by operating activities was $72.4 million for the six months ended June 30, 2020, compared to $100.6 million in the prior-year period, a decrease of $28.1 million. Excluding merger-related costs, net cash provided by operating activities was $86.9 million. Changes in certain assets and liabilities resulted in a $4.7 million decrease to cash provided by operating activities for the six months ended June 30, 2020 as compared to an $11.9 million increase in the prior-year period. The $16.6 million year-over-year fluctuation in changes in certain assets and liabilities is primarily due to cash inflow related to the change in accounts receivable balances, which was $7.8 million in the current year period, compared to $21.2 million in the prior-year period.

Investing Activities. The amount of cash that we use during any period in investing activities is almost entirely within management’s discretion. In addition to our expenditures for our rental fleet, capital expenditures include items such as the cost to buy or replace forklifts, trucks and trailers that we use to move and deliver our products to our customers, and for our computer information and communication systems. Net cash used in investing activities was $23.7 million in the six months ended June 30, 2020, compared to $45.6 million in the prior-year period. During the six months ended June 30, 2020, we made one acquisition for $4.8 million.

Rental fleet expenditures were as follows for the periods indicated:

	Additions to Rental Fleet, Excluding Acquisitions for the Six Months Ended June 30,
	2020	2019
	(In thousands)
North America Storage Solutions	$12,472	$28,007
United Kingdom Storage Solutions	859	2,111
Tank & Pump Solutions	5,455	16,279
Consolidated additions to rental fleet, excluding acquisitions	18,786	46,397
Proceeds from sale of rental fleet	(7,385)	(7,054)
Rental fleet net capital expenditures	$11,401	$39,343

During the six-month period ended June 30, 2020, and especially during the three months ended June 30, 2020, rental fleet expenditures were curtailed in response to developments in the economic environment, including decreased business activity due to COVID-19. Rental fleet expenditures were $18.8 million in the six months ended June 30, 2020 compared to $46.4 million in the prior-year period. Rental fleet expenditures in 2020 were made primarily to meet demand for specific products, including ground level offices. Proceeds of $7.4 million from the sale of rental fleet units for the first six months of 2020 were consistent with the first six months of 2019. In general, sales of units from our fleet occur due to a particular customer need, or due to having fleet in excess of rental demand at a particular location; as such, the proceeds from sale of rental units will normally fluctuate from period to period.

Gross capital expenditures for property, plant and equipment were $7.5 million for the six months ended June 30, 2020, compared to $6.4 million for the six-month period ended June 30, 2019.

Financing Activities. Net cash used in financing activities during the six months ended June 30, 2020 was $38.5 million, compared to $55.8 million for the prior-year period. In the current-year period, we borrowed $7.8 million under our lines of credit. Also, in the six months ended June 30, 2020, we paid three separate dividends totaling $40.2 million. The first and second dividends related to fourth quarter 2019 and first quarter 2020 results, respectively. The payment of the third dividend was in accordance with the Merger Agreement and related to second quarter 2020 results. In the prior-year period, we paid $13.4 million under our lines of credit and paid $24.7 million of dividends. We did not purchase treasury shares under our authorized share repurchase program during the six months ended June 30, 2020, while we purchased $10.0 million in the prior-year period. As of June 30, 2020, we had $42.4 million remaining for stock repurchases under this program.